Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 7th day of May 2010, by and between F. Sheldon Prentice ("Executive") and NBT BANCORP INC., a Delaware corporation having its principal office in Norwich, New York ("NBTB")

W I T N E S S E T H   T H A T:

WHEREAS, Executive is serving as the corporate senior vice president, and general counsel and corporate secretary of NBTB and of NBT Bank, National Association, a national banking association which is a wholly-owned subsidiary of NBTB (“NBT Bank”);

WHEREAS, NBTB desires to secure the continued employment of Executive, subject to the provisions of this Agreement; and

WHEREAS, Executive is desirous of entering into the Agreement for such periods and upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

1.             Employment; Responsibilities and Duties.

(a)           NBTB hereby agrees to continue to employ Executive and to cause NBT Bank and any successor organization to NBT Bank to employ Executive, and Executive hereby agrees to serve as the corporate senior vice president, general counsel and corporate secretary of NBTB and of NBT Bank and any successor organization to NBTB or NBT Bank, as applicable, during the Term of Employment (as defined in Section 2 below).  During the Term of Employment, Executive shall perform all duties, and responsibilities, and have the authority as shall be set forth in the bylaws of NBTB or NBT Bank or as may otherwise be determined and assigned to him by NBTB or by NBT Bank.

(b)           Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder. During the Term of Employment, Executive shall not, without the prior written consent of the chief executive officer of NBTB, render services in any capacity, whether as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than NBTB or its affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance of his duties or violate the provisions of section 4 hereof, (i) render services to charitable organizations, (ii) manage his personal investments in compliance with any NBTB limits or policies, and (iii) with the prior permission of the chief executive officer of NBTB, hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this section 1.

2.             Term of Employment.

(a)           The term of this Agreement (“term of Employment”) shall be the period commencing on the date hereof (the “Commencement Date”), and continue until the Termination Date, which shall be earliest of:

(i)             January 1, 2011, provided, however, that on December 31, 2010, and each December 31st thereafter, the term of the agreement shall extend itself by one additional year;

((ii)           the death of Executive;

(iii)           Executive’s inability to perform his duties hereunder, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(iv)           the discharge of the Executive by NBTB “for cause”, which shall mean one or more of the following:

(A)            any willful or gross misconduct with respect to the business and affairs of NBTB or NBT Bank, or with respect to any of its affiliates for which Executive is assigned material responsibilities or duties;

(B)            the conviction of Executive of a felony (after the earlier of the expiration of any applicable appeal period without perfection of an appeal by Executive or the denial of any appeal as to which no further appeal or review is available to Executive) whether or not committed in the course of his employment by NBTB;

(C)             Executive’s willful neglect, failure, or refusal to carry out his duties hereunder in a reasonable manner  (other than any such failure resulting from disability or death or from termination by Executive for Good Reason, as hereinafter defined) after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which NBTB believes that Executive has not substantially performed his duties and Executive has not resumed substantial performance of his duties on a continuous basis within 30 days of receiving such demand;

(D)            the breach by Executive of any representation or warranty in section 6(a) hereof or of any agreement contained in section 1, 4, 5 or 6(b) hereof, which breach is material and adverse to NBTB or any of its affiliates for which Executive is assigned material responsibilities or duties; or

(v)           Executive’s resignation from her position as executive vice president and human resources director other than for “Good Reason,” as hereinafter defined: or.

(vi)           the termination of Executive’s employment by NBTB “without cause,” which shall be for any reason other than those set forth in subsections (i), (ii), (iii), (iv), or (v) of this section 2(a), at any time, upon the thirtieth day following notice to Executive; or

(vii)          Executive’s resignation for “Good Reason.”

"Good Reason" shall mean, without Executive's express written consent, reassignment of Executive to a material reduction in duties, responsibilities or position other than for "Cause," or a material decrease in the amount or level of Executive's salary or benefits from the amount or level established in section 3 hereof.  Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason, NBTB shall have thirty (30) days from the date on which Executive gives the written notice thereof to cure such event or condition (such notice to be given from Executive within ninety (90) days from the date the event or condition first occurs) and, if NBTB does so, such event or condition shall not constitute Good Reason hereunder.  Further, an event or condition shall cease to constitute Good Reason thirty (30) days after the end of the cure period.

A Termination Date shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, for purposes of any such provision of this Agreement, any references to a “termination,” “termination of employment” or like terms shall mean a “separation from service.”

(b)           In the event that the Term of Employment shall be terminated for any reason other than that set forth in section 2(a)(vi) or 2(a)(vii) hereof, Executive shall, in consideration for Executive’s covenant not to compete and other post-termination obligations, be entitled to receive, upon the occurrence of any such event:

                                (i)             any salary (as hereinafter defined) payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date; and

                                (ii)           such rights as Executive shall have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(f) hereof, and the right to receive the cash equivalent of paid annual leave accrued as of the Termination Date pursuant to section 3(d) hereof.

(c)            In the event that the Term of Employment shall be terminated for the reasons set forth in section 2(a)(vi) or 2(a)(vii) hereof, and upon execution of a Separation Agreement and Release in substantially the form attached hereto, which shall be incorporated by reference into this Agreement and become a part hereof, Executive shall be entitled to receive the following:

                                (i)             any salary payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date, and, for a one year period, salary payable at the rate established pursuant to section 3(a)(i) hereof, on a monthly basis;

                                (ii)           such rights as Executive may have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(f) hereof, and the right to receive the cash equivalent of paid annual leave accrued as of the Termination Date pursuant to section 3(d) hereof;

(d)           Regulatory Limits.  Notwithstanding any other provision in this Agreement NBTB may terminate or suspend this Agreement and the employment of Executive hereunder, as if such termination were for Cause, to the extent required by the applicable federal or state statue related to banking, deposit insurance or bank or savings institution holding companies or by regulations or orders issued by the Office of the Controller of the Currency, the Federal Deposit Insurance Corporation or any other state or federal banking regulatory agency having jurisdiction over NBT Bank or NBTB, and no payment shall be required to be made to or for the benefit of Executive under this Agreement to the extent such payment is prohibited by applicable law, regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be NBTB’s burden to prove that any such action was so required

(e)           Any provision of this section 2 to the contrary notwithstanding, in the event that the employment of Executive with NBTB is terminated in any situation described in section 3 of the change-in-control letter agreement dated May 7, 2010, between NBTB and Executive (the "Change-in-Control Agreement") so as to entitle Executive to a severance payment and other benefits described in section 3 of the Change-in-Control Agreement, then Executive shall be entitled to receive the following, and no more, under this section 2:

(i)	compensation and benefits earned or accrued through the Termination Date; and
(ii)	the severance payment and other benefits provided in the Change-in-Control Agreement.

(f)            Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the Termination Date a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)            With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of Executive’s “separation from service”, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)           To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(g)           To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Executive of a release of claims, Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of Executive’s Termination Date.  If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, payments or benefits shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s Termination Date, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s Termination Date.

The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this section during the period of such delay, provided that Executive shall bear the full cost of such benefits during such delay period.  Upon the date such benefits would otherwise commence pursuant to this Section, the Company may reimburse Executive the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, in each case had such benefits commenced immediately upon Executive’s Termination Date.  Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(iii)           For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

3.           Compensation.  For the services to be performed by Executive for NBTB and its affiliates under this Agreement, Executive shall be compensated in the following manner:

(a)           Base Salary.  During the Term of Employment:

(i)             NBTB shall pay Executive a salary which, on an annual basis, shall be two hundred fifty thousand ($250,000) commencing on April 26, 2010.   Salary commencing on January 1, 2010 will be negotiated between Executive and the Chief Executive Officer of NBTB based on recommendations from the Compensation and Benefits Committee and in line with compensation for comparable positions in companies of similar size and structure, but in no case less than $250,000.  Salary shall be payable in accordance with the normal payroll practices of NBTB with respect to executive personnel as presently in effect or as they may be modified by NBTB from time to time.

(ii)           Executive shall be eligible to be considered for performance bonuses commensurate with Executive’s title and salary grade in accordance with the compensation policies of NBTB with respect to executive personnel in effect as of the Commencement Date or as they may be modified by NBTB from time to time.

(b)           Employee Benefit Plans or Arrangements.  During the Term of Employment, Executive shall be entitled to participate in all employee benefit plans of NBTB, as presently in effect as of the Commencement Date or as they may be modified by NBTB from time to time, under such terms as may be applicable to officers of Executive's rank employed by NBTB or its affiliates, including, without limitation, plans providing retirement benefits, stock options, restricted stock or stock units, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, provided that there be no duplication of such benefits as are provided under any other provision of this Agreement.

(c)           Equity Awards.  Executive will be eligible for awards under NBTB’s Omnibus Incentive Plan as applicable to officers of Executive’s rank.

(d)           Vacation and Sick Leave. During the Term of Employment, Executive shall be entitled to paid annual vacation periods and sick leave in accordance with the policies of NBTB applicable to officers of Executive’s rank employed by NBTB or its affiliates and as in effect as of the date hereof or as may be modified by NBTB from time to time, as may be applicable to officers of Executive's rank employed by NBTB or its affiliates, but in no event shall Executive be entitled to less than four weeks of paid vacation per year.

(e)           Withholding.  All compensation to be paid to Executive hereunder shall be subject to applicable federal, state, and local taxes and all other required withholdings.  Executive hereby acknowledges and agrees that he is responsible for all taxes in connection with any benefits, fringe benefits, or perquisites provided under this Agreement.  Executive is not entitled to any gross up payment for any taxes to which Executive may be subject.

(f)           Expenses.  During the Term of Employment, Executive shall be reimbursed for reasonable travel and other expenses incurred or paid by Executive in connection with the performance of her services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be requested by NBTB, in accordance with such policies of NBTB as are in effect as of the date hereof and as may be modified by NBTB from time to time, under such terms as may be applicable to officers of Executive's rank employed by NBTB or its affiliates. All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

4.             Confidential Business Information; Non-Competition.

(a)           Executive acknowledges that certain business methods, creative techniques, and technical data of NBTB and its affiliates and the like are deemed by NBTB to be and are in fact confidential business information of NBTB, NBT Bank or any of their affiliates or are entrusted to third parties.  Such confidential information includes but is not limited to procedures, methods, sales relationships developed while in the service of NBTB, or its affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to NBTB or NBT Bank or their affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of NBTB or NBT Bank or their affiliates (collectively, “Confidential Information”).  In this regard, NBTB asserts proprietary rights in all of its Confidential Information and that of its affiliates, except for such information as is clearly in the public domain. Notwithstanding the foregoing, information that would be generally known or available to persons skilled in Executive's fields shall be considered to be "clearly in the public domain" for the purposes of the preceding sentence.  Executive acknowledges that in connection with is employment with NBTB, Executive has had or may have access to such Confidential Information, and he agrees that he will not disclose or divulge to any third party, except as may be required by his duties hereunder, by law, regulation, or order of a court or government authority, or as directed by NBTB, nor shall he use to the detriment of NBTB or its affiliates or use in business or on behalf of any business competitive with or substantially similar to any business of NBTB or its affiliates, any Confidential Information obtained during the course of his employment by NBTB.  In the event that disclosure is required by law, regulation, or order of a court or government authority, Executive agrees that as soon as practical and in any event no later than 30 days after receiving notice that Executive us required to make such disclosure, Executive will provide notice to the Company of such requirement by law, regulation, order of a court or government authority.  This Section 4(a) shall not be construed as restricting Executive from disclosing such information to the employees of NBTB, NBT Bank or their affiliates.  On or before the Termination Date, Executive shall promptly deliver to NBTB any and all Confidential Information in his possession, whether tangible, electronic or intangible form.

(b)           Executive acknowledges that in the course of employment with NBTB, Executive has had access to and gained knowledge of the trade secrets and other Confidential Information of NBTB, NBT Bank, or their affiliates; has had substantial relationships with the customers of NBTB, NBT Bank, or their affiliates; and has performed services of special, unique, and extraordinary value to NBTB, NBT Bank, or their affiliates.  Therefore, Executive agrees that notwithstanding the termination of this Agreement for any reason, from the Commencement Date until the first anniversary of the Termination Date, the Executive shall not, directly or indirectly, on behalf of himself or any other person or entity, without the written consent of NBTB:

(i) become an officer, employee, consultant, director, or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, where such position entails providing services to such company in any city, town, or county in which NBTB or NBT Bank or their affiliates has an office, determined as of the Termination Date, where Executive’s position or service for such business is competitive with or otherwise similar to any of Executive’s positions or services for NBTB or NBT Bank;

(ii) induce or solicit any customer, supplier, or agent of NBTB, NBT Bank, or their affiliates about whom Executive has gained Confidential Information or with whom Executive, by virtue of his employment with NBTB, has established a relationship or had frequent contact, to terminate or curtail an existing business or commercial relationship with NBTB, NBT Bank, or their affiliates;

(iii)  induce or solicit any customer or supplier of NBTB, NBT Bank, or their affiliates about whom Executive has gained Confidential Information or with whom Executive, by virtue of his employment with NBTB, has established a relationship or had frequent contact, to provide or purchase goods or services similar to the goods or services provided by it to or purchased by it from NBTB, NBT Bank, or their affiliates; provided however, that the provisions of this clause (iii) only apply to those persons or entities who are customers or suppliers of NBTB, NBT Bank, or their affiliates as of the Termination Date or who were customers of NBTB, NBT Bank, or their affiliates during the one-year period prior to the Termination Date; or

(iv) solicit, induce, recruit, offer employment to, hire, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of NBTB, NBT Bank, or their affiliates, to terminate his or her employment.

(c)           Executive acknowledges and agrees that irreparable injury will result to NBTB in the event of a breach of any of the provisions of this section 4 (the "Designated Provisions") and that NBTB will have no adequate remedy at law with respect thereto.  Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy NBTB may have, NBTB shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction in Chenango County, New York, or elsewhere, to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

(d)           It is the desire and intent of the parties that the provisions of this section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this section 4 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.  In addition, should any court determine that the provisions of this section 4 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to NBTB, to the fullest extent permitted by applicable law, the benefits intended by this section 4.

5.             Life Insurance.  In light of the unusual abilities and experience of Executive, NBTB (or NBT Bank or their affiliates), in their discretion, may apply for and procure as owner, and for their own benefit, insurance on the life of Executive, in such amount and in such form as NBTB may choose.  NBTB shall make all payments for such insurance and shall receive all benefits from it.  Executive shall have no interest whatsoever in any such policy or policies but, at the request of NBTB, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which NBTB has applied for insurance.

6.             Representations and Warranties.

(a)           Executive represents and warrants to NBTB that his execution, delivery, and performance of this Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition, or provision of any commitment, contract, or other agreement or instrument, including, without limitation, any other employment agreement, to which Executive is or has been a party.

(b)           Executive shall indemnify, defend, and hold harmless NBTB for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, which NBTB has incurred or to which NBTB may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees arise out of or are based upon any failure of any representation or warranty of Executive in section 6(a) hereof to be true and correct when made.

7.             Notices.  All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid.  All communications shall be addressed to the appropriate address of each party as follows:

If to NBTB:

NBT Bancorp Inc.
52 South Broad Street
Norwich, New York  13815

Attention:	Chief Executive Officer

With a required copy (which shall not constitute notice) to:

Stuart G. Stein, Esq.
Hogan & Hartson L.L.P.
555 13th Street, N.W.
Washington, D.C. 20004-1109
Fax: (202) 637-5910

If to Executive:

Mr. F. Sheldon Prentice
35 Woodrow Avenue
Montpelier, VT  05602

All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

8.             Assignment.  Neither party may assign this Agreement or any rights or obligations hereunder without the consent of the other party.

9.             Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.  The parties hereby designate Chenango County, New York to be the proper jurisdiction and venue for any suit or action arising out of this Agreement.  Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of New York.  Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

10.           Entire Agreement.  This Agreement, and any other agreements expressly incorporated by reference herein constitutes the entire understanding between NBTB, NBT Bank and their affiliates, and Executive relating to the subject matter hereof.  Any previous discussions, agreements, commitments or understandings of any kind or nature between the parties hereto or between Executive and NBTB or any of its affiliates, whether oral or written, regarding the subject matter hereof, including without limitation the terms and conditions of employment, compensation, benefits, retirement, competition following employment, and the like, are merged into and superseded by this Agreement.  Neither this Agreement nor any provisions hereof can be modified, changed, discharged, or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge, or termination is sought.

11.           Illegality; Severability.

(a)           Anything in this Agreement to the contrary notwithstanding, this Agreement is not intended and shall not be construed to require any payment to Executive which would violate any federal or state statute or regulation, including without limitation the "golden parachute payment regulations" of the Federal Deposit Insurance Corporation codified to Part 359 of title 12, Code of Federal Regulations.

(b)           If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

(i)            the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

(ii)            to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

12.           409A Compliance.    The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall NBTB be liable for any additional tax, interest of penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to the Executive unless otherwise permitted by Code Section 409A.

13.           Arbitration.  Subject to the right of each party to seek specific performance (which right shall not be subject to arbitration), if a dispute arises out of or is in any way related to this Agreement or the asserted breach thereof, such dispute shall be referred to arbitration before the American Arbitration Association the (“AAA”) pursuant to the AAA’s National Rules for the Resolution of Employment Disputes (the “Arbitration Rules”).  A dispute subject to the provisions of this section will exist if either party notifies the other party in writing that a dispute subject to arbitration exists and states, with reasonable specificity, the issue subject to arbitration (the "Arbitration Notice").  The parties agree that, after the issuance of the Arbitration Notice, the parties will try in good faith between the date of the issuance of the Arbitration Notice and the date the dispute is set for arbitration to resolve the dispute by mediation in accordance with the Arbitration Rules.  If the dispute is not resolved by the date set for arbitration, then any controversy or claim arising out of this Agreement or the asserted breach hereof shall be resolved by binding arbitration and judgment upon any award rendered by arbitrator(s) may be entered in a court having jurisdiction. In the event any claim or dispute involves an amount in excess of $100,000, either party may request that the matter be heard and resolved by a single arbitrator.  The arbitrator shall have the same power to compel the attendance of witnesses and to order the production of documents or other materials and to enforce discovery as could be exercised by a United States District Court judge sitting in Chenango County, New York.  In the event of any arbitration, each party shall have a reasonable right to conduct discovery to the same extent permitted by the Federal Rules of Civil Procedure, provided that discovery shall be concluded within 90 days after the date the matter is set for arbitration.  The arbitrator or arbitrators shall have the power to award reasonable attorneys’ fees to the prevailing party.  Any provisions in this Agreement to the contrary notwithstanding, this section shall be governed by the Federal Arbitration Act and the parties have entered into this Agreement pursuant to such Act.

14.           Costs of Litigation.  In the event litigation is commenced to enforce any of the provisions hereof, or to obtain declaratory relief in connection with any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees.  In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action, or right asserted in such litigation, the party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorneys’ fees.

15.           Company Right to Recover.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company as a result of misconduct, with regard to any financial reporting requirement under the securities laws, and Executive is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and Executive knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, Executive shall reimburse the Company the amount of any payment earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Notwithstanding anything in this Agreement, if the Company is required to prepare an accounting restatement, Executive will forfeit any payments made based on the achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved.

16.           Affiliation.  A company will be deemed to be an "affiliate" of, or “affiliated” NBTB or NBT Bank according to the definition of "Affiliate" set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

17.           Headings.  The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto executed or caused this Agreement to be executed as of the day and year first above written.

NBT BANCORP INC.

By:	/s/ Martin A. Dietrich
Martin A. Dietrich
President and
Chief Executive Officer

F. SHELDON PRENTICE

/s/ F. Sheldon Prentice

SEPARATION AGREEMENT AND RELEASE

I.              In consideration of receipt and acceptance of the separation payments described in the Employment Agreement and listed on Appendix A between NBT BANCORP INC. (“NBTB”) and F. Sheldon Prentice (“Executive”), dated May 7, 2010 (the “Employment Agreement”), into which this Separation Agreement and Release (“Separation Agreement”) is incorporated by reference, Executive, on behalf of himself and his agents, heirs, executors, administrators, successors, and assigns, unconditionally and generally releases NBTB and NBT Bank, National Association (“NBT Bank”), their respective current and former owners, officers, directors, parents, affiliates, subsidiaries, related entities, agents and employees, and the heirs, executors, administrators, successors and assigns of all of the foregoing (collectively, “Releasee”), from or in connection with, and Executive hereby waives and/or settles, with prejudice, any and all complaints, causes of action, suits, controversies, or any liability, claims, demands, or damages, known or unknown and of any nature whatsoever and which Executive ever had, now has or shall or may have as of [                        ], the date of this Separation Agreement including without limitation, those arising directly or indirectly pursuant to or out of any aspect of Executive’s employment or termination from employment with NBTB, NBT Bank or any other Releasee.

II.            Specifically, without limitation of the foregoing, the release and waiver of claims under this Separation Agreement shall include and apply to any rights and/or claims (i) arising under any contract or employment arrangement, express or implied, written or oral; (ii) for wrongful dismissal or termination of employment; (iii) arising under any applicable federal, state, local or other statutes, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful bases, including without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Family Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, Executive Order 11246, the Worker Adjustment and Retraining Notification Act, all as amended, and any other statutes, orders, laws, ordinances, regulations applicable to Employee’s employment, of any state or city in which any Releasee is subject to jurisdiction, and/or any political subdivision thereof,; (iv) based upon any other federal, state or local statutes, orders, laws, ordinances, regulations, case law, public policy, or common law or the like; (v) concerning recruitment, hiring, discharge, promotions, transfers, employment status, right to reemployment, wages, bonus or incentive pay, severance pay, stock or stock options, employment benefits (including, without limitation, sick or other leave, medical, disability, life, or any other insurance, 401(k), pension, other retirement plans or benefits, or any other fringe benefits), workers’ compensation, intentional or negligent misrepresentation and/or infliction of emotional distress, interference with contract, fraud, libel, slander, defamation, invasion of privacy or loss of consortium, together with any and all tort, contract, or other claims which have been or might have been asserted by Executive or on his behalf in any suit, charge of discrimination, or claim against the Releasee; and (vi) for damages, including without limitation, punitive or compensatory damages, or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief.

III.           Executive expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Executive explicitly took that into account in determining the amount of consideration to be paid for the giving of the release in this Separation Agreement, and a portion of said consideration and the mutual covenants were given in exchange for a full satisfaction and discharge of such claims.

IV.           Executive and NBT Bank acknowledge that the above release and waiver of claims shall not apply to the obligation of NBT Bank to make payments (if any) of any vested benefit under NBT Bank’s tax-qualified employee benefit plans nor to Executive’s right to continue healthcare insurance under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985.

V.            Executive represents and warrants that he has not filed or commenced any complaints, claims, actions or proceeding of any kind against any Releasee with any federal, state or local court or any administrative or regulatory body.  Except for Executive’s right to bring a proceeding pursuant to the Older Workers Benefit Protection Act to challenge the release of claims in this Separation Agreement, and consistent with the EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and otherwise to the fullest extent permitted by law, Executive agrees not to commence or participate as a party in any proceeding in any court or forum against any Releasee which is based upon any act, omission or occurrence up to and including the date of the execution of this Separation Agreement.  Executive further agrees not to encourage or participate in any action or proceeding brought by any person (except a government agency) against any Releasee.  In the event any government agency seeks to obtain any relief on behalf of Executive with regard to any claim released by Executive, Executive agrees not to accept any relief or award from such proceeding.

VI.           This Separation Agreement is not and shall not be construed as an admission by any Releasee or Executive of any wrongdoing or illegal acts or omissions and each party expressly denies that they engaged in any wrongdoing or illegal or acts or omissions.  Executive shall not, except as may be required by law, make any oral or written negative, disparaging or adverse statements, suggestions or representations of or concerning NBT Bank or any Releasee.

VII.          Executive agrees to cooperate reasonably with and to be readily available to NBT Bank to assist in any matter, including government agency investigations, court litigation or potential litigation, about which Executive may have knowledge.  If Executive receives a subpoena or other legal process relating in any way to same, Executive immediately will provide NBT Bank notice of the contact or the service of such subpoena or other legal process, and shall cooperate with NBT Bank in responding.

VIII.         Except as prohibited by law, each Releasee shall be excused from any obligation to make payment of the separation payments in the Employment Agreement in the event that  paragraphs I through IV of this Separation Agreement are determined to be void or unenforceable, in whole or in part; or Executive is found to have made a material misstatement in any term, condition, representation or acknowledgement in this Separation Agreement, in either of which event Executive shall also be liable for any damages and costs suffered or incurred by any Releasee by reason of such misstatement or breach.

IX.          This Separation Agreement shall be incorporated by reference into the Employment Agreement and shall be made a part thereof.

X.            Executive agrees and acknowledges that:

(a) With respect to the General Release in Section II hereof, Executive agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.  Executive acknowledges that he has read and understands this Agreement and executes it voluntarily and without coercion;

(b)  Executive has been advised by NBT Bank to consult with an attorney before executing this Separation Agreement and has been given twenty-one (21) days to review this Separation Agreement and to consider whether to sign this Separation Agreement.  Executive may elect to sign this Separation Agreement prior to the expiration of the twenty-one day consideration period specified herein, and Executive agrees that if he elects to do so, such election is knowing and voluntary and comes after full opportunity to consult with an attorney;

(c)   Executive has the right to revoke this Separation Agreement within the seven (7) day period following the date Executive signs this Separation Agreement (the “Revocation Period”) and any revocation shall be made by providing a signed notice in writing, delivered personally or by fax to the Human Resources Director at NBT Bancorp, 52 South Broad Street, Norwich, New York, 13815 no later than 5:00 p.m. on the seventh calendar day following his execution of this Separation Agreement;

(d)  This Separation Agreement will not be effective or enforceable, and the separation payments under the Employment Agreement are not required and shall not be delivered or paid, until Executive has delivered a signed, notarized original of this Separation Agreement to the Human Resources Director at NBT Bancorp, 52 South Broad Street, Norwich, New York, 13815 and the Revocation Period has expired without revocation of this Separation Agreement.  It is not necessary that any Releasee sign this Separation Agreement following Executive’s full and complete execution of it for it to become fully effective and enforceable;

(e) Executive relied solely on his own judgment and/or that of this attorney regarding the consideration for and the terms of this Separation Agreement and is signing this Separation Agreement knowingly and voluntarily of his own free will;

(f) Executive is not entitled to the separation payments under the Employment Agreement unless he agrees to and honors the terms of the terms of this Separation Agreement; and

(g) Executive has read and understands this Separation Agreement and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his singing of this Separation Agreement that he may have against any Releasee.

XI.           Executive understands all of the terms of this Separation Agreement, and agrees that such terms are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee; and Executive has agreed to and entered into this Separation Agreement and all of its terms, knowingly, freely and voluntarily.

XII.         There are no other agreements of any nature between any Releasee and Executive with respect to the matters discussed in this Separation Agreement with respect to the matters discussed in this Separation Agreement, except as expressly stated herein, and in signing this Separation Agreement, Executive is not relying on any agreements or representation, except those expressly contained in this Separation Agreement.

XIII.        This Separation Agreement shall be governed by the laws of New York, excluding the choice of law rules thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement.

Date
F. Sheldon Prentice

STATE OF NEW YORK	)
: ss.:
COUNTY OF	)

                      On the ____ day of _________, 20__, personally came F. Sheldon Prentice and being duly sworn, acknowledged that he is the person described in and who executed the foregoing Separation Agreement and acknowledged that he executed same.

Notary Public

NBT BANCORP, INC.

By:	Date:

Title:

Appendix A

[Separation Payments]